Exhibit 12.1
                                                                         7/30/97
                               GULF POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1996
                    and the twelve months ended June 30, 1997

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                                                                                                           Twelve
                                                                                                           Months
                                                                                                            Ended
                                                                   Year ended December 31,                 June 30,
                                                        ===========================================================
                                                            1992       1993     1994      1995     1996      1997
                                                        ------------------Thousands of Dollars---------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                    $  98,422  $  96,088 $ 93,407  $ 92,693 $ 94,283  $ 92,042
      Federal and state income taxes                       28,569     28,304   40,848    33,796   35,417    37,810
      Deferred  income taxes, net                           3,322      5,347   (6,987)      390    2,156    (2,342)
      Deferred  investment  tax credits                         -          -        -         -        -         -
      AFUDC - Debt funds                                       46        454      656       187       58         6
                                                        ---------- --------- --------- -------- --------- ---------
         Earnings as defined                            $ 130,359  $ 130,193 $127,924  $127,066 $131,914  $127,516
                                                        ========== ========= ========= ======== ========= =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $  35,792  $  31,344 $ 27,124  $ 23,294 $ 24,691  $ 23,593
   Interest on interim  obligations                         1,041        870    1,509     2,931    2,071     1,464
   Amort of debt disc, premium  and expense, net            1,032      1,412    1,834     2,014    2,087     2,180
   Other interest  charges                                  1,410      2,877    2,442     1,674    1,882     4,179
                                                        ---------- --------- --------- -------- --------- ---------
         Fixed charges as defined                       $  39,275  $  36,503 $ 32,909  $ 29,913 $ 30,731  $ 31,416
                                                        ========== ========= ========= ======== ========= =========



RATIO OF EARNINGS TO FIXED CHARGES                           3.32      3.57      3.89      4.25     4.29     4.06



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